As filed with the Securities and Exchange Commission on October 12, 2012.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rockwell Automation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	25-1797617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1201 South 2nd Street Milwaukee, Wisconsin	53204
(Address of Principal Executive Offices)	(Zip Code)

Rockwell Automation Retirement Savings Plan

(Full title of the plan)

DOUGLAS M. HAGERMAN, ESQ.

Senior Vice President, General Counsel and Secretary

Rockwell Automation, Inc.

1201 South 2nd Street

Milwaukee, Wisconsin 53204

(Name and address of agent for service)

(414) 382-2000

(Telephone number, including area code, of agent for service)

Copy to:

MARC A. ALPERT, ESQ.

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

(212) 408-5100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $1 per share(3)	6,000,000 shares	$70.03	$420,180,000.00	$57,312.55

(1)	The shares of Common Stock set forth in the Calculation of Registration Fee table which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may become issuable as a result of any stock splits, stock dividends or similar events.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low per share market price of the Common Stock for New York Stock Exchange–Composite Transactions on October 9, 2012.
(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form 10-K of Rockwell Automation, Inc. (“Rockwell Automation”) for the year ended September 30, 2011;

(b)	Annual Report on Form 11-K of the Rockwell Automation Retirement Savings Plan for the year ended December 31, 2011;

(f)	Quarterly Reports on Form 10-Q of Rockwell Automation for the quarters ended December 31, 2011, March 31, 2012 and June 30, 2012;

(g)	Current Reports on Form 8-K of Rockwell Automation dated October 12, 2011, February 10, 2012, and September 10, 2012; and

(h)	The description of Rockwell Automation’s Common Stock, par value $1 per share, which is incorporated in Rockwell Automation’s Registration Statement on Form 8-A dated October 30, 1996 by reference to the material under the caption “Description of New Rockwell Capital Stock” on pages 105-115 of Rockwell Automation’s Proxy Statement-Prospectus dated October 29, 1996, constituting a part of Rockwell Automation’s Registration Statement on Form S-4 (Registration No. 333-14969).

All documents subsequently filed by Rockwell Automation and the Rockwell Automation Retirement Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

This item is not applicable.

Item 5:	Interests of Named Experts and Counsel.

Douglas M. Hagerman, Esq., who has passed upon the legality of any newly issued Common Stock of Rockwell Automation covered by this Registration Statement, is Senior Vice President, General Counsel and Secretary of Rockwell Automation. Mr. Hagerman participates in the Rockwell Automation Retirement Savings Plan.

Item 6:	Indemnification of Directors and Officers.

The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors to a corporation or its shareholders for breach of their fiduciary duty of care, and also provides for indemnification of directors, officers, employees and agents, subject to limitations.

The last paragraph of Article Seventh of Rockwell Automation’s Restated Certificate of Incorporation eliminates monetary liability of directors to Rockwell Automation and its shareowners for breach of fiduciary duty as directors to the extent permitted by Delaware law.

Section 13 of Article III of the By-Laws of Rockwell Automation and the appendix thereto entitled Procedures for Submission and Determination of Claims for Indemnification Pursuant to Article III, Section 13 of the By-Laws provide, in substance, for the indemnification of directors, officers, employees and agents of Rockwell Automation to the extent permitted by Delaware law.

Rockwell Automation’s directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

In addition, Rockwell Automation and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which Rockwell Automation or such persons may be required to make in respect thereof.

Item 7:	Exemption from Registration Claimed.

This item is not applicable.

Item 8:	Exhibits.

4-a	—	Restated Certificate of Incorporation of Rockwell Automation, filed as Exhibit 3 to Rockwell Automation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, is hereby incorporated by reference.

4-b	—	By-Laws of Rockwell Automation, as amended September 5, 2012, filed as Exhibit 3.2 to Rockwell Automation’s Current Report on Form 8-K dated September 10, 2012, are hereby incorporated by reference.

4-c	—	Copy of Rockwell Automation Retirement Savings Plan, as amended and restated effective January 1, 2008, together with all amendments thereto through March 12, 2012.

5-a	—	Opinion of Douglas M. Hagerman, Esq., Senior Vice President, General Counsel and Secretary of Rockwell Automation, as to the legality of any newly issued Common Stock covered by this Registration Statement.

5-b	—	Determination letter dated September 28, 2009 from the Internal Revenue Service (IRS) with respect to the qualification of the Rockwell Automation Retirement Savings Plan for Salaried Employees under Section 401 of the Internal Revenue Code. Rockwell Automation hereby undertakes to submit the Rockwell Automation Retirement Savings Plan and all amendments thereto to the IRS in a timely manner and will make all changes required by the IRS in order to continue to qualify the Plan with the requirements of ERISA that pertain to the amended provisions.

15	—	Letter of Deloitte & Touche LLP regarding Unaudited Financial Information.

23-a	—	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23-b	—	Consent of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm.

23-c	—	Consent of Douglas M. Hagerman, Esq., Senior Vice President, General Counsel and Secretary of Rockwell Automation, contained in his opinion filed as Exhibit 5-a to this Registration Statement.

23-d	—	Consent of Quarles & Brady LLP.

24	—	Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of Rockwell Automation.

Item 9:	Undertakings.

A.	Rockwell Automation hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by Rockwell Automation pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of Rockwell Automation’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of the Plans’ annual reports pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Rockwell Automation pursuant to the foregoing provisions, or otherwise, Rockwell Automation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Rockwell Automation of expenses incurred or paid by a director, officer or controlling person of Rockwell Automation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Rockwell Automation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on the 12th day of October, 2012.

ROCKWELL AUTOMATION, INC.

By	/s/ Douglas M. Hagerman
(Douglas M. Hagerman, Senior Vice President, General Counsel and Secretary)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 12th day of October, 2012 by the following persons in the capacities indicated:

Signature	Title

KEITH D. NOSBUSCH*	Chairman of the Board, President and Chief Executive Officer (principal executive officer) and a Director

BETTY C. ALEWINE*	Director

VERNE G. ISTOCK*	Director

BARRY C. JOHNSON*	Director

STEVER R. KALMANSON*	Director

JAMES P. KEANE*	Director

WILLIAM T. MCCORMICK, JR.*	Director

DONALD R. PARFET*	Director

DAVID B. SPEER	Director

THEODORE D. CRANDALL*	Senior Vice President and Chief Financial Officer (principal financial officer)

DAVID M. DORGAN*	Vice President and Controller (principal accounting officer)

* By	/s/ Douglas M. Hagerman
(Douglas M. Hagerman, Attorney-in-fact)**

** By authority of the powers of attorney filed herewith.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on the 12th day of October, 2012.

ROCKWELL AUTOMATION RETIREMENT SAVINGS PLAN

By	/s/ Teresa E. Carpenter
(Teresa E. Carpenter, Plan Administrator)

EXHIBIT INDEX

Exhibit Number		Page
4-a	Restated Certificate of Incorporation of Rockwell Automation, filed as Exhibit 3 to Rockwell Automation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, is hereby incorporated by reference.

4-b	By-Laws of Rockwell Automation, as amended September 5, 2012, filed as Exhibit 3.2 to Rockwell Automation’s Current Report on Form 8-K dated September 10, 2012, are hereby incorporated by reference.

4-c	Copy of Rockwell Automation Retirement Savings Plan, as amended and restated effective January 1, 2008, together with all amendments thereto through March 12, 2012.

5-a	Opinion of Douglas M. Hagerman, Esq., Senior Vice President, General Counsel and Secretary of Rockwell Automation, as to the legality of any newly issued Common Stock covered by this Registration Statement.

5-b	Determination letter dated September 28, 2009 from the Internal Revenue Service (IRS) with respect to the qualification of the Rockwell Automation Retirement Savings Plan for Salaried Employees under Section 401 of the Internal Revenue Code.

15	Letter of Deloitte & Touche LLP regarding Unaudited Financial Information.

23-a	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23-b	Consent of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm.

23-c	Consent of Douglas M. Hagerman, Esq., Senior Vice President, General Counsel and Secretary of Rockwell Automation, contained in his opinion filed as Exhibit 5-a to this Registration Statement.

23-d	Consent of Quarles & Brady LLP.

24	Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of Rockwell Automation.